Exhibit 99.1

[FIRST PLACE FINANCIAL CORP LOGO]

For Immediate Release	For Further Information: Steven R. Lewis, President & CEO David L. Mead, Chief Financial Officer (330) 373-1221 Ext. 2279

First Place Financial Corp. Reports 3rd Quarter Earnings and Regular Dividend

Warren, Ohio, April 15, 2003—First Place Financial Corp., the “Company”, (NASDAQ: FPFC) reported net income for its third fiscal quarter ended March 31, 2003 of $4.4 million, or $0.34 per diluted share. The Company reported net income of $4.3 million or $0.33 per diluted share for the previous quarter ended December 31, 2002 and $3.4 million, or $0.25 per diluted share for the prior year quarter ended March 31, 2002. Earnings per diluted share increased 36% in the quarter ended March 31, 2003 over the same period in the prior year. Return on average equity was 9.94% for the quarter, up from 9.39% in the previous quarter. Return on average assets for the quarter was 1.20%, up from 1.09% in the previous quarter. ROE and ROA for the prior year quarter ended March 31, 2002 were 7.32% and 0.83%, respectively. For the nine-month period ended March 31, 2003, net income was $11.7 million, or $0.90 per diluted share, compared to $13.0 million, or $0.91 per diluted share for the nine-month period ended March 31, 2002.

Net interest income was essentially unchanged in the quarter ended March 31, 2003 compared to the same quarter in the prior year despite a 13% reduction in total average interest-earning assets. Offsetting the decline in interest-earning assets was a significant improvement in the net interest margin from 2.88% for the quarter ended March 31, 2002 to 3.29% for the quarter ended March 31, 2003. Average interest-earning assets decreased $197.5 million compared to the prior year quarter primarily as a result of amortization of mortgage-backed securities and a reduction in short-term investments. Average interest-bearing liabilities for the quarter ended March 31, 2003 were $159.5 million lower than the prior year quarter primarily as a result of scheduled repayments of higher cost repurchase agreements and Federal Home Loan Bank advances and a reduction in short-term borrowings. The improvement in the net interest margin resulted from a change in the mix of earning assets and interest-bearing liabilities and a reduction of lower yielding earning assets.

Total noninterest income increased 57% in the quarter ended March 31, 2003 compared to the year-ago quarter. Gains on sale of loans were $3.2 million for the quarter compared to $1.8 million for the prior year quarter, an increase of 82%. This increase was due to record levels of mortgage loans originated and sold compared to the prior year quarter. Included in loan gains for the current quarter was a reduction of income of $618,000 attributable to the change in value of non-portfolio mortgage loan commitments with interest rate locks as required by FASB Statement 133 Implementation Issue No. C13 that became effective July 1, 2002.

The Company sells into secondary markets the majority of mortgage loans that it originates and generally retains the servicing rights, which provides a future revenue stream of servicing income. The sustained level of historically low market interest rate offerings for home mortgages has impacted the estimated net present value of the revenue stream from the mortgage-servicing portfolio. The effect of changing interest rates and prepayment speeds on the estimated value of the mortgage servicing rights resulted in a non-cash impairment valuation charge of $669,000, pre-tax, during the quarter as a reduction to servicing income. In the quarter ended March 31, 2002, a partial reversal of prior period impairment charges of $45,000, pre-tax, was recorded as a result of an increase in the value of mortgage servicing rights. Year-to-date, the Company has recorded $1.6 million in non-cash impairment for its mortgage servicing rights. Additionally, amortization of the related capitalized servicing asset is netted against servicing revenue in noninterest income. Accelerated amortization caused by early payoffs of loans combined with the impairment adjustment resulted in a servicing loss of $1.3 million in the current year quarter compared to a net servicing loss of $452,000 in the quarter ended March 31, 2002.

Certain securities were sold that were anticipated to have very rapid prepayments due to continued low interest rates resulting in gains of $355,000 in the current year quarter compared to gains of $412,000 during the prior year quarter.

Year-to-date gains on sale of securities were $784,000 compared to $1.4 million for the nine months ended March 31, 2002.

The effect of previously announced acquisitions of non-bank businesses that occurred in June 2002 and January 2003 have contributed to an increase in noninterest income. These acquisitions have added $1.4 million to noninterest income for the quarter ended March 31, 2003 compared to the prior year quarter.

The Company also experienced a moderately higher level of noninterest expense in the current quarter compared to the same quarter last year. The increase was attributable to the addition of operating costs of $764,000 associated with the business acquisitions referenced above. Total expenses were up 8% for the current quarter and 13% year-to-date compared to the same periods in the prior year. The efficiency ratio has improved to 55.16% for the current quarter compared to 59.43% for the prior year quarter and was 57.24% for the nine months ended March 31, 2003.

The provision for loan losses was $768,000 in the current quarter compared to $1.0 million in the same quarter last year. A larger provision was recorded in the third quarter of the prior year to increase the overall level of the loan loss reserve which resulted in a loan loss reserve ratio of 1.02% at March 31, 2002. A smaller provision was required in the third quarter of the current year in order to maintain the level of the loan loss reserve on a slightly smaller total loan portfolio. The loan loss reserve ratio at March 31, 2003 was 1.05%. Nonperforming assets, including nonperforming loans and real estate owned, totaled $16.0 million at March 31, 2003, an increase of $3.4 million from June 30, 2002, primarily due to an increase in delinquent one-to-four family mortgage loans. The ratio of the allowance for loan losses to nonperforming loans was 66.39% at March 31, 2003.

Assets totaled $1.5 billion at March 31, 2003, a decrease of 5% or $75 million from June 30, 2002 primarily from the use of proceeds from the sale and amortization of securities and federal funds sold to repay scheduled maturities of repurchase agreements and Federal Home Loan Bank advances. Net loans receivable totaled $899.6 million at March 31, 2003, a slight decrease from $896.5 million at June 30, 2002 primarily due to a decrease in mortgage loans partially offset by an increase in commercial loans. Deposits increased $14 million to $1.1 billion at March 31, 2003, an increase of 1% from June 30, 2002 that resulted from an increase in money market accounts partially offset by a decrease in certificates of deposit.

At its meeting on April 15, 2003, the Company’s board of directors declared its regular quarterly dividend of $.125 per share. The dividend will be paid on May 8, 2003 to shareholders of record on April 24, 2003.

Additional information about the Company may be found on the Company’s web site: www.firstplacebank.net.

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

Selected Consolidated Financial Condition Data:	March 31, 2003	June 30, 2002	% Change
($ in thousands)	(unaudited)
Total assets	$1,515,523	$1,590,935	-5%
Loans receivable, net	899,587	896,541	N/M
Loans held for sale	39,725	16,471	141%
Allowance for loan losses	9,539	9,456	1%
Nonperforming assets	16,007	12,566	27%
Securities available for sale	375,910	462,927	-19%
Deposits	1,075,166	1,061,393	1%
Federal Home Loan Bank advances	231,305	247,546	-7%
Repurchase agreements	9,542	63,705	-85%
Total shareholders’ equity	179,978	185,275	-3%
Total shares outstanding	13,312,639	14,062,695	-5%

	Three Months Ended March 31,			Nine Months Ended March 31,
Selected Consolidated Operations Data:	2003	2002	% Change	2003	2002	% Change
($ in thousands except per share amounts) (unaudited)
Total interest income	$20,916	$25,735	-19%	$66,735	$80,781	-17%
Total interest expense	9,963	14,831	-33%	33,928	46,942	-28%

Net interest income	10,953	10,904	N/M	32,807	33,839	-3%
Provision for loan losses	768	1,010	-24%	1,976	2,330	-15%

Net interest income after provision for loan losses	10,185	9,894	3%	30,831	31,509	-2%

Noninterest income	2,222	1,521	46%	4,252	4,412	-4%
Gain on sale of securities	355	412	-14%	784	1,353	-42%
Gain on sale of loans	3,222	1,770	82%	8,425	5,783	46%
Noninterest expense	(9,383)	(8,684)	8%	(26,917)	(23,889)	13%

Income before income tax	6,601	4,913	34%	17,375	19,168	-9%

Provision for income tax	2,151	1,495	44%	5,606	6,207	-10%

Minority interest in income (loss) of consolidated subsidiary	39	(17)	N/M	39	(17)	N/M

Net income	$4,411	$3,435	28%	$11,730	$12,978	-10%

Basic earnings per share	$0.35	$0.25	40%	$0.92	$0.94	-2%
Diluted earnings per share	$0.34	$0.25	36%	$0.90	$0.91	-1%
Cash dividends declared per share	$0.125	$0.125		$0.375	$0.375
Average shares outstanding—basic	12,562,950	13,527,316		12,775,522	13,871,356
Average shares outstanding—diluted	12,804,782	13,939,442		13,043,578	14,241,534

N/M—Not meaningful

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
Selected Financial Ratios: (1)	2003	2002	2003	2002
Performance Ratios:
Return on average assets (2)	1.20%	0.83%	1.01%	1.05%
Return on average equity (3)	9.94%	7.32%	8.65%	9.01%
Interest rate spread (4) (9)	3.02%	2.50%	2.92%	2.69%
Net interest margin (5) (9)	3.29%	2.88%	3.17%	3.06%
Efficiency ratio (6)	55.16%	59.43%	57.24%	52.58%
Noninterest expense to average assets	2.55%	2.09%	2.32%	1.94%
Dividend payout ratio	36.76%	50.00%	41.67%	41.21%

Capital Ratios:
Equity to total assets at end of period	11.88%	11.23%	11.88%	11.23%
Tangible book value per share (7)	$11.75	$11.50	$11.75	$11.50

Asset Quality Ratios:
Nonperforming assets to total assets (8)	1.06%	0.80%	1.06%	0.80%
Allowance for loan losses to nonperforming loans	66.39%	77.04%	66.39%	77.04%
Allowance for loan losses to gross loans outstanding	1.05%	1.02%	1.05%	1.02%
Net charge-offs (000’s)	$602	$407	$1,893	$2,664
Annualized net charge-offs to average loans	0.27%	0.16%	0.27%	0.35%

(1)	Ratios are annualized where appropriate.

(2)	Ratio of net income to average total assets.

(3)	Ratio of net income to average equity.

(4)	The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(5)	The net interest margin represents the ratio of net interest income as a percent of average interest-earning assets.

(6)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income on a fully taxable equivalent basis and noninterest income.

(7)	Total shareholders’ equity less unamortized intangible assets divided by number of shares outstanding.

(8)	Nonperforming assets consist of nonperforming loans and real estate owned.

(9)	Ratio is presented on a fully taxable equivalent basis using the Company’s federal statutory tax rate of 35%.